Exhibit 23

Independent Auditors' Consent

We consent to the incorporation by reference in Registration Statement No. 333-55420 on Form S-2 of 1st Franklin Financial Corporation of our report dated March 18, 2005, relating to the consolidated financial statements of 1st Franklin Financial Corporation and Subsidiaries appearing in this Annual Report on Form 10-K of  1st Franklin Financial Corporation for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP Atlanta, Georgia March 30, 2005